UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 29, 2011
Ameristar Casinos, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-22494 (Commission File Number)	88-0304799 (I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S Las Vegas, Nevada (Address of principal executive offices)	89169 (Zip Code)
Registrant’s telephone number, including area code: (702) 567-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
     On April 29, 2011 (the “Termination Date”), the Board of Directors of Ameristar Casinos, Inc. (the “Company”) terminated the Company’s Deferred Compensation Plan (the “Plan”), a nonqualified deferred compensation plan in which certain management and highly compensated employees of the Company and its subsidiaries participate, including each of the Company’s executive officers. Account balances in the Plan that are grandfathered for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) will be distributed to participants in a lump sum within 60 days of the Termination Date. All other account balances, to the extent not otherwise previously distributed in accordance with the applicable provisions of the Plan, will be distributed to participants in a lump sum within 30 days after the first anniversary of the Termination Date in compliance with Section 409A (the “Non-Grandfathered Distribution Date”). From and after the Termination Date, no new employee deferral elections will be permitted and no new Company matching contributions will be made, but deferrals pursuant to existing deferral elections applicable to the Plan year ending December 31, 2011, and Company matching contributions on those deferrals, will continue to be made. Non-vested account balances of employees who terminate employment with the Company or its subsidiaries after the Termination Date and prior to the Non-Grandfathered Distribution Date will be treated as a “Termination Benefit” for purposes of Section 3.9 of the Plan and will be vested in accordance with that section, and all other non-vested account balances will be fully vested on the Non-Grandfathered Distribution Date.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	The information set forth in Item 1.02 of this Report is incorporated by reference in this Item 5.02(e).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ameristar Casinos, Inc.
By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

Dated: May 2, 2011

3